Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Interpace Diagnostics Group, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 29, 2016, relating to the consolidated financial statements and financial statement schedule of Interpace Diagnostics Group, Inc. (formerly known as PDI, Inc.) appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2015 and 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

Woodbridge, New Jersey

October 26, 2016